Exhibit 99.4

CONFIDENTIAL Central Bank Digital Curr e ncies 2 0 21

What is C entral Bank Digi t al Curre n cy? Circle Internet Financial | Confidential | 2 Central Bank Digital Currency (“CBDC”) is a government issued digital form of a country’s fiat currency. Most governments are exploring CBDC and its potential use cases including interfacing at the consumer and retail level. While Central Banks research CBDC, Circle has already created a digital dollar where the underlying asset operates within the regulatory perimeter for financial services in the U.S. Source BIS: “Central bank digital currencies: foundational principles and core features” (October 2020). Atlantic Council: “The rise of Central Bank digital currencies.”

Core ob j ectives are met USDC already meets the Fed’s Digital Currency objectives: Circle Internet Financial | Confidential | 3 Open and accessible Fast and efficient Privacy preservation Promotes trust and interoperability Atomic settlement dramatically reduces systemic risks Private firms retain burden of serving and monitoring consumers Transactions are observable on a public blockchain Mitigates risk of technical debt and vendor lock - in Preserves central bank position in the two - tier banking system No new money creation or fractionalization of reserves - 1:1 backing Underlying fiat remains within the banking system PRESERVES REGULATORY OVERSIGHT Fed retains direct control over money supply and monetary policy MITIGATES RISK PR O - C ON SU M ER

Future of Dollar Digital Currency Innovation

If the Federal Reserve were to garner control over the flow of money to the retail level, this would be an unprecedented action and would **disrupt the custodianship model currently operating in the U.S.**

Circle imports all the good conduct and macroprudential expectations that trusted central banks have in their fiat and financial system.

OPERATING UNDER A TWO-TIER MODEL

- Today, the financial services industry operates under two-tier models where central bank policy is transmitted through the private sector.

Examples of two-tier models under the Federal Reserve where private firms operate on the core infrastructure:

CLS trusted market solutions · DTCC · Nacha · The Clearing House · mastercard

- This model creates the autonomy needed to drive innovation in the private market, while maintaining regulatory control.

*For example, ACH payments volume averaged **118 million** payments per day*[1]

while the Fed processed 800 thousand payments through Fedwire[2 3]

(1) Nacha.org - April 15, 2021 - ACH Network Volume Rises 11.2% in First Quarter as Two Records are Set.
(2) Frbservices.org - Fedwire Funds Service - Monthly Statistics.
(3) Average daily payments in February 2021.

Circle Internet Financial | Confidential | 4

A Path To Maintain Global Dollar Trust

WHAT USDC OFFERS

USDC design and product market fit is highly supportive of maintaining the U.S. Dollar as the **world's most trusted currency**.

While other countries are exploring issuing digital currency directly to consumers disintermediating the financial services sector, the U.S. is advancing with a superior model that preserves regulatory oversight and control over monetary policy while harnessing the power of blockchain technology and private market innovation.

While the U.S. has been exploring CBDCs, strong traditional support for private markets support a hybrid public/private model.



Canada
USA
Brazil
Russia
Kazakhstan
China
India
Egypt
Australia

- Canceled / Inactive[1]
- Research[2]
- Development[3]
- Pilot[4]

Source: Atlantic Council and Belfer Center: CBDC Progress Map.
(1) Publicly expressed interest but have not taken further action.
(2) Established working groups to explore the use cases, impact, and feasibility.
(3) Initiated technical build and early testing of CBDC in controlled environments.
(4) Initiated small-scale testing of CBDC in a real environment with limited number of participants.

Circle Internet Financial | Confidential | 5

Yield Services 2021

Genera l This presentation is for informational purposes only to assist interested parties in making their own evaluation with respect to the proposed business combination between Concord Acquisition Corp (“Concord”) and Circle Internet Financial Limited (“Circle”). The information contained herein does not purport to be all - inclusive, and none of Concord, Circle nor any of their respective aﬃliates nor any of its or their control persons, oﬃcers, directors, employees or representatives makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation. Use of Projections This presentation contains ﬁnancial forecasts with respect to certain of Circle’s business and ﬁnancial metrics, including, but not limited to, total volume lent, which are being provided for illustrative purposes only. Neither Concord’s nor Circle’s independent auditors has audited, reviewed, compiled, or performed any procedures with respect to the projections for the purposes of their inclusion in this presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. Furthermore, Concord’s due diligence review of Circle’s business and ﬁnancial statements remains ongoing. These ﬁnancial forecasts and projections should not be relied upon as being necessarily indicative of future results and may be impacted by ﬁndings in Concord’s due diligence process. Neither Concord nor Circle undertakes any commitment to update or revise the projections, whether as a result of new information, future events, or otherwise. The assumptions and estimates underlying the prospective ﬁnancial information are inherently uncertain and are subject to a wide variety of signiﬁcant business, economic, and competitive risks and uncertainties that could cause actual results to diﬀer materially for those contained in the prospective ﬁnancial information. Accordingly, there can be no assurance that the prospective forecasts are indicative of the future performance of Concord, Circle or the combined company after completion of any proposed business combination or that actual results will not diﬀer materially from those presented in the prospective ﬁnancial information. Inclusion of the prospective ﬁnancial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective ﬁnancial information will be achieved. Forward - Looking Statements This presentation includes “forward - looking statements.” Forward - looking statements may be identiﬁed by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” “may,” “will,” “should,” “would,” “could,” “continue,” “future,” “seem,” “potential,” “predict,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward - looking statements include projected ﬁnancial information. Such forward - looking statements with respect to revenues, earnings, performance, strategies, prospects, and other aspects of the businesses of Concord, Circle or the combined company after completion of any proposed business combination are based on various assumptions, whether or not identiﬁed in this presentation and on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to diﬀer materially from those indicated by such forward - looking statements. These factors include, but are not limited to: the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely aﬀect the combined company or the expected beneﬁts of the proposed business combination or that the approval of the stockholders of Concord is not obtained; the potential liability to Circle resulting from a fee dispute with a ﬁnancial advisor and an OFAC investigation; the ability to maintain the listing of the combined company’s securities on NYSE; the inability to complete the PIPE; the risk that the proposed business combination disrupts current plans and operations of Circle as a result of the announcement and consummation of the transaction described herein; the risk that any of the conditions to closing are not satisﬁed in the anticipated manner or on the anticipated timeline; the failure to realize the anticipated beneﬁts of the proposed business combination; risks relating to the uncertainty of the prospective ﬁnancial information with respect to Circle and costs related to the proposed business combination; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the proposed business combination; the amount of redemption requests made by Concord’s public stockholders; the eﬀects of the COVID - 19 pandemic, general economic conditions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in Amendment No. 1 to Concord’s Annual Report on Form 10 - K ﬁled with the Securities and Exchange Commission (“SEC”) on May 20, 2021, and other ﬁlings with the SEC, as well as factors associated with companies, such as the Company, that are engaged in the digital currency and payments industries. Accordingly, forward - looking statements, including any projects or analysis, should not be viewed as factual and should not be relied upon as an accurate prediction of future results. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward - looking statements. We undertake no obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, you should not put undue reliance on these statements. Industry and Market Data; Trademarks and Trade Names Information and opinions in this presentation rely on and refer to information and statistics regarding the sectors in which Circle competes and other industry data. This information and statistics were obtained from third - party sources, including reports by market research ﬁrms. Concord and Circle have not independently veriﬁed this information and make no representation or warranty, express or implied, as to its accuracy or completeness. Concord and Circle have supplemented this information where necessary with information from Circle’s own internal estimates, taking into account publicly available information about other industry participants and Circle’s management’s best view as to information that is not publicly available. This presentation contains preliminary information only, is subject to change at any time, and is not, and should not be assumed to be, complete or to constitute all the information necessary to adequately make an informed decision regarding your engagement with Concord or Circle. Concord and Circle also own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with Concord or Circle, or an endorsement or sponsorship by or of Concord or Circle. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Concord or Circle will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names. No Oﬀer or Solicitation This presentation is for informational purposes only and is neither an oﬀer to purchase, nor a solicitation of an oﬀer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there by any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No oﬀer of securities shall be made except in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), or by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and applicable regulations in Ireland. Important Information for Investors and Shareholders In connection with the proposed business combination, a registration statement on Form S - 4 (the “Form S - 4”) is expected to be ﬁled by a new holding company (“New Pubco”) with the SEC that will include a proxy statement of Concord that will also constitute a prospectus of New Pubco. Additionally, New Pubco and Concord will ﬁle other relevant materials with the SEC in connection with the proposed business combination. Investors and security holders of Concord and other interested persons are urged to read the Form S - 4, including the preliminary proxy statement/prospectus and the amendments thereto and the deﬁnitive proxy statement/prospectus and documents incorporated by reference therein, as well as other documents ﬁled with the SEC in connection with the proposed business combination, when they become available before making any voting or investment decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. When available, the deﬁnitive proxy statement/prospectus will be mailed to stockholders of Concord as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Concord Acquisition Corp, 477 Madison Avenue, New York, New York 10022. Participants in the Solicitation Concord, Circle, New Pubco and their respective directors and executive oﬃcers may be deemed to be participants in the solicitation of proxies of Concord’s shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, aﬃliations and interests of certain of Concord’s executive oﬃcers and directors in the solicitation by reading Amendment No. 1 to Concord’s Annual Report on Form 10 - K , which was ﬁled with the SEC on May 20, 2021, and the proxy statement/prospectus and other relevant materials ﬁled with the SEC in connection with the business combination when they become available. Other information concerning the interests of participants in the solicitation, which may, in some cases, be diﬀerent than those of their shareholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available. Conﬁdentiality This presentation has been prepared for informational purposes only and is conﬁdential. This presentation contains conﬁdential information concerning Circle’s business and the proposed business combination including, but not limited to, non - public ﬁnancial information and/or projections and the fact that Concord and Circle are in discussions regarding the proposed business combination. By accepting this presentation you agree to keep it and the information contained herein conﬁdential and you agree that such information may not be copied, reproduced or distributed in whole or in part without each of Concord and Circle’s prior written consent. Disclaimer Circle Internet Financial | Investor Presentation, June 2021 | 2

The Offering

Yield Services Overview

CORE PRODUCT OFFERING

- High-Yield USDC services bundled with Circle Accounts and in Circle APIs
- Robust, risk-managed, regulated and secured institutional facility — high level of controls and regulatory supervision
- Great introduction for corporates into using USDC, driving issuance, payments activity, and other financial products
- Builds on market momentum for crypto corporate treasury

Implementation of professionally managed fixed-rate asset allocation in the crypto market:

~3% - 7%*

- **Fixed Term (1-12 month lockup periods)**
- **Interest paid monthly**
- **Principal deposited back into Circle Account at term maturity**

POWERFUL BENEFITS TO CUSTOMERS

Holding assets in USDC allows users to move in and out of crypto investments with speed & security to:

Gain access to USDC crypto borrowing and lending markets

Earn higher fixed yield versus traditional financial markets across flexible terms

(*) Rates subject to change according to market conditions.

Circle Internet Financial | Investor Presentation, June 2021 | 4

Combining Dollar Digital Currency & Traditional Finance CORPORATE TREASURY Traditional methods of global commerce Traditional dollar capital markets are evolving and growing into interest - rate and lending markets built on digital dollars like USDC. Businesses can take advantage of a massive supply / demand imbalance in the stablecoin lending markets previously inaccessible to corporates in an easy fashion without Circle. Customers can also leverage Circle to facilitate other payments and treasury infrastructure needs. EMBEDDED HIGH YIELD ACCOUNTS The power of blockchain - based dollar digital currency ● Instantly plug into global transactional network ● Lower cost and near instant settlement ● Manage accounts securely ● Open up robust ecosystem of DeFi and CeFi Fintechs and Banks can provide a diﬀerentiated digital banking experience by embedding high yield digital dollar accounts into their product oﬀerings through Circle APIs. Circle Internet Financial | Investor Presentation, June 2021 | 5

Centralized Infrastructure & Innovative Decentralized Products DECENTRALIZED FINANCE / DEFI Yield products built on decentralized borrowing and lending markets Open, transparent with risk managed on - chain ● Burgeoning space with explosive growth, one of the largest use cases for Ethereum and public chains ● Built on global, open networks, delivered via open protocols (Compound, AAVE, etc.) ● Global, scalable and eﬃcient system, hyper - transparent risk management CENTRALIZED FINANCE / CEFI Yield products built and delivered through centralized intermediaries Lowest risk with safe collateralization ● Massive opportunity, with largest players holding >$10bn in assets from end users ● Implemented in partnership with leading ﬁrm providing access for digital asset trading, derivatives, borrowing, lending, custody and prime brokerage services ● Yield products delivered by centralized ﬁrms, but entirely managed on - chain with stablecoins ● More traditional ﬁnance and lending model Circle Internet Financial | Investor Presentation, June 2021 | 6

CeFi Circle Internet Financial | Investor Presentation, June 2021 | 7

CeFi AUM has experienced an explosive growth trajectory

Centralized finance, or "CeFi," allows individuals to earn interest or borrow funds through a centralized corporation using cryptocurrencies as collateral.

Corporations act as lenders and bear custody of their clients' funds/assets while they put them to use to provide interest for the lenders.

Unlike in DeFi lending protocols, lenders transfer risks to these corporations.

Top CeFi AUM

15B	BlockFi
10B	celsius
5B	Genesis[1]
5B	nexo
2B	VOYAGER

Total CeFi USD Assets Under Management[2]



Celsius
BlockFi
Nexo
Voyager
$15
$12
$10
$8
$8
$5
$5
$5
$4
$4
$4
$2
$2
$2
$1
$1
$1
$1
$1
$0
Jan-20
Nov-20
Dec-20
Jan-21
Feb-21
Mar-21

(1) Source: Genesis, AUM as of Q4 2020
(2) Source: Decrypt, PRNewswire, Coindesk, BlockFi, Voyager, Forbes, Yahoo Finance, Block Crypto; AUMs as of Q1 2021

Circle Internet Financial | Investor Presentation, June 2021 | 8

Partnership: Genesis

Marrying USDC with crypto capital market borrowing demand

USDC as a borrowing medium in crypto capital markets creating very large yield opportunity for businesses.
Early indicators are that the product will drive large $ volumes from existing financial institution and corporate treasury balance sheets.

Growing Corporate Treasury use cases for Circle

Yield product continues to expand the mainstream uses of stablecoins into treasury and cash management as well as emerging payments and settlement use cases, significantly increasing the TAM available to Circle.

CIRCLE | Genesis

Combining Circle's industry leading **USDC, payments and treasury infrastructure** with Genesis **institutional lending capacity** to offer business account yield — driving more USDC issuance, custody and commercial usage.

New Circle High Yield Business Accounts with **~3% - 7%*** APY, open and fixed-term

Genesis driving **$5B+**[1] in loans originated per quarter, with significant USDC borrowing demand

Initial phase of product release in **Q2 2021**, targeting a broad range of clients across diverse industries and customer segments

(*) Rates subject to change according to market conditions.
(1) Source: Genesis, AUM as of Q4 2020

Circle Internet Financial | Investor Presentation, June 2021 | 9

High Yield Accounts powered by crypto asset markets and enhanced by the Genesis Partnership: Interest paid monthly Natively integrated into Circle Account and customizable through Circle APIs Businesses around the world can access new digital dollar accounts powered by USDC Omnibus USDC funds are made available to Genesis Customers fund & withdraw from Circle Accounts Genesis pools capital and pays interest monthly & principal at term maturity Circle Account Circle Internet Financial | Investor Presentation, June 2021 | 10

CeFi Product Yield Analysis (1) Uncollateralized Circle Management estimates for reference purposes only Estimated Borrowing Rates in Varying Volatility Environments (1) ● Estimated rates to be delivered to Circle shown — Circle takes a spread on ﬁnal rate delivered to clients ● Q4 2020 was a medium - high volatility period but we have conservatively modeled lower volatility periods and lower Circle take rates over time ● Range of rate environments informed by data since 2018 including period following crypto winter and COVID - 19 Circle Internet Financial | Investor Presentation, June 2021 | 11

Wide range of crypto asset volatility environments across 2018 - 2020 Crypto winter (1) Crypto Asset Volatility, as deﬁned by Coinbase represents crypto volatility in the market relative to prior periods. The volatility of crypto assets is measured on an hourly basis (using 10 minute price intervals within each hour) for each crypto asset supported for trading on Coinbase, averaged over the applicable time period (quarterly), then weighted by each crypto asset’s share of total trading volume during the same time period across a select set of trading platforms, in addition to the Coinbase platform, that operate in similar markets including itBit, Bitﬁnex, Bitstamp, bitFlyer, Binance.US, Binance, Kraken, Gemini, Bittrex, and Poloniex. Quarterly Historic Crypto Asset Volatility (1) Circle Internet Financial | Investor Presentation, June 2021 | 12

DeFi Circle Internet Financial | Investor Presentation, June 2021 | 13

DeFi lending protocols have accelerated despite complex UX to date

DeFi broadly refers to smart contracts and protocols that provide decentralized access to traditional instruments like lending and yield products.

DeFi protocols are a category of decentralized applications built on top of smart contract-enriched blockchains — primarily the Ethereum network.

These protocols inherently democratize and open access to a credit and rates markets for retail and institutional entities worldwide, often with little barrier to entry or arbitrary regulations.

We believe that DeFi has the potential for widespread adoption

Top Lending Protocols[2]

12.2B MAKER

11.3B AAVE

10.1B Compound

Total USD Value Locked in DeFi Lending Protocols[1]

Medium to long term, DeFi-based infrastructure is expected to have a much larger market share than CeFi.



$0.6
$1.8
$11.2
$15.9
$49.3
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Source: DeFi Pulse; Medium
(1) Values taken at the end of each quarter
(2) Lending protocols updated as of 5/5/2021

Circle Internet Financial I Investor Presentation, June 2021 I 14

Circle DeFi offering is launching in two phases: User Experience Expansion — 2022+ ● Create new connections to numerous additional DeFi protocols ● Circle will also enable borrowing for clients holding crypto who need dollar liquidity Initial Platform Rollout — 2021 ● Allow companies to have connectivity to Compound, Aave and other protocols through Circle Accounts and Circle APIs ● Customers are able to manually and automatically select allocations across available protocols ● Customer assumes inherent risks of DeFi after reviewing robust disclosure on - platform Circle Internet Financial | Investor Presentation, June 2021 | 15

DeFi is designed to be the future of scalable ﬁnancial services use cases: the “self - driving bank” Broader potential of the ecosystem Circle plans to simplify access to attractive DeFi Lending Protocols as ﬁrst step into a burgeoning ﬁnancial ecosystem. In the longer term, Circle intends to provide a gateway to the broader set of services that are set to redeﬁne ﬁnancial infrastructure, much broader than initial borrow / lending capabilities Decentralization of existing ﬁnancial infrastructure would enable Circle to provide services including escrow, borrowing, tokenized securities and crypto liquidity execution Simple, safe access to radically more eﬃcient Decentralized Finance protocols expected to radically improve, and eventually replace, current ﬁnancial services architecture. Circle Internet Financial | Investor Presentation, June 2021 | 16

Significant Growth Opportunity Circle Internet Financial | Investor Presentation, June 2021 | 17

● Yield Services product created to allow Circle customers to access robust lending rates that currently exist only in blockchain capital markets ● Adoption rates are conservative in early years particularly given large waiting list for product launch of 1,500+ potential customers ● Numerous clients have indicated potential to deploy up to hundreds of millions into accounts ● Our projections are modeled based upon the current rate environment; increasing rates would both drive revenue and be supportive of spread capture Significant Growth Opportunity TOTAL VOLUME LENT ($ in billions, end of period balances) C A GR: 554% Circle Internet Financial | Investor Presentation, June 2021 | 18